                       CHENIERE ENERGY INC. NEWS RELEASE

                                                        CONTACT: David Castaneda

                                                      INVESTOR & MEDIA RELATIONS
                                                                  1-888-948-2036
                                                      E-mail:  chex@mdcgroup.com


  CHENIERE ENERGY INC. TO BEGIN TRADING ON THE OTC BULLETIN BOARD-SYMBOL:CHEX


HOUSTON, December 13, 2000 - Cheniere Energy, Inc. (NASDAQ:CHEXC) announced that the Nasdaq SmallCap Market ("Nasdaq") notified the company after the close of business today that its common stock would be de-listed from the Nasdaq SmallCap Market effective at the open of business on December 14, 2000.

Cheniere was advised that the Nasdaq Listings Qualifications Panel has chosen to de-list the company's shares because it was of the opinion that the company violated Nasdaq's shareholder approval requirement with regard to the issuance of 2,620,508 shares of common stock in November and December 1999. The company believes it is in compliance with all the listing maintenance requirements of Nasdaq and plans to appeal the panel's ruling.

Effective December 14, 2000, the Company's common stock will be listed on the OTC Bulletin Board under the symbol "CHEX". The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale price and volume information in over-the-counter (OTC) equity securities. An OTC equity security generally is any equity that is not listed or traded on Nasdaq or a national securities exchange. Further information about the OTC Bulletin Board is available at www.otcbb.com
                -------------

Cheniere Energy, Inc. is an independent oil and gas company focused in and around the Gulf of Mexico. The company explores in the shallow Gulf of Mexico using regional 3D seismic data. Activities offshore Louisiana are conducted primarily through its 36.8% interest in privately-held Gryphon Exploration Company and its ownership of a 228 square mile proprietary 3D project. In Texas, the company is currently developing an exploration program offshore using 6,800 square miles of recently licensed 3D data. Additional information about Cheniere can be found by calling the company's investor and media relations department at 888-948-2036 or by writing to chex@mdcgroup.com

Except for the historical statements contained herein, this news release presents forward-looking statements that involve risks and uncertainties. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Certain risks and uncertainties inherent in the company's business are set forth in the company's periodic reports that are filed with and available from the Securities and Exchange Commission.

                                      ###